Exhibit 10.29.2

AMENDMENT NO. 2 TO

NORTHEAST UTILITIES INCENTIVE PLAN

The Northeast Utilities Incentive Plan (the “Plan”), is hereby amended, effective September 12, 2006, as follows:

A.

Article II of the Plan, Subsection 2 is amended to read in its entirety as follows:

“2.

Committee Authority.  The Committee shall have the authority to amend or terminate the Plan as provided in Article XII.  The Committee shall have the sole authority to (i) establish, and review the Company’s and the Grantee’s, as defined below, performance against, annual goals for purpose of the annual incentives to be distributed and determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.”

B.

Article XII of the Plan is amended to read in its entirety as follows:

1.

Amendment and Termination of the Plan.

(a)

Amendment.  The Board or the Committee may amend or terminate the Plan at any time; provided, however, that neither the Board nor the Committee shall amend the Plan without shareholder approval if such approval is required by Sections 162(m) or 422 of the Code.

(b)

Termination of the Plan.  The Plan shall terminate on the day preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or the Committee, or is extended by the Board or the Committee with the approval of the shareholders.

(c)

Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee  unless the Grantee consents, unless the Committee acts under Article XI, Section 2(c), or unless the amendment or termination is required under statute, regulation, other law, or rule of a governing or administrative body having the effect of a statute or regulation.  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

(d)

Governing Document.  The Plan shall be the controlling document.  No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.